Exhibit 10.15

October 3, 2011

Via Hand Delivery

Personal and Confidential

Mr. Victor (Chip) Perry

Re: Amended and Restated Employment Agreement

Dear Chip:

This letter, collectively with Exhibits A and B attached hereto, documents our agreement with respect to your employment with AutoTrader.com, Inc., a Delaware corporation (the “Company”) as amended and restated as of October 3, 2011 (the “Restated Agreement”).

As you know, you are currently employed by the Company as its President and Chief Executive Officer. Consequently, both you and the Company have decided to enter into this Restated Agreement in order to define your employment relationship. Therefore, in consideration of the agreement of the Company to continue to employ you subject to the terms of this Restated Agreement, and for other good and valuable consideration provided for herein, you and the Company agree as follows:

1.

Term. Your employment under this Restated Agreement will commence on October 3, 2011 (the “Effective Date”) and shall end on December 31, 2015 (the “Expiration Date”) unless sooner terminated as provided below (the “Term”). This Restated Agreement may be renewed for any additional term on mutual agreement of the parties. In the event the parties do not agree to renew this Restated Agreement for any additional term, you automatically shall become an at-will employee following the Term.

2.

General Duties. You will be employed as President and Chief Executive Officer of the Company and will perform duties as are assigned to you by the Board of Directors of the Company and which are consistent with your positions and responsibilities as President and Chief Executive Officer. You will provide your services to the Company to the exclusion of all other employment activity and devote your entire working time and best efforts to such services. You shall not engage in any other business activity that would interfere with your responsibilities or your duties under this Restated Agreement.

3.

Sale Transaction Duties. Without limitation on the foregoing, in the event that the Company seeks to sell AutoTrader.com to a third party or parties (whether by merger, sale of stock, sale of assets or otherwise, a “Sale Transaction”), you shall, as requested by the Company, use your reasonable best efforts to assist the Company in its efforts to market the Company. As requested, such responsibilities shall include, without limitation: (i) participating in management presentations led by the Company’s investment advisors, and (ii) assisting in any due diligence process as requested by the Company. The failure of the Company to effect a Sale Transaction will not itself constitute a breach of your obligations under this Section 3.

4.

Salary and Benefits. During the Term, you will be compensated for your services with an annual base salary (the “Base Salary”). The rate of such Base Salary shall be Seven Hundred Thousand Dollars ($ 700,000) per annum through and including December 31, 2011. The Base Salary may be adjusted from time to time by the Company in its sole discretion, but in any event may not be decreased unless the same proportionate reduction is made to the annual base salaries of all of the Company’s senior management generally, with any such reduction not to exceed ten percent (10%) of such base salary in each calendar year. You shall be paid the Base Salary on the same payroll cycle as other executive employees of the Company. During the Term, you shall receive normal Company benefits available to similarly situated employees, which benefits shall include those perquisites which are provided to you on the date hereof and which benefits may be modified from time to time for all of the Company’s senior management who have such benefits by the Company in its sole discretion. All payments made to you or on your behalf under the terms of this Restated Agreement, including all payments of Base Salary and any bonuses or long-term incentive award payments, shall be subject to all applicable withholding required by law (such as income and payroll taxes) and such additional withholding to which you may agree.

5.	Signing Bonus. In consideration for and conditioned on your entering into this Restated Agreement you will receive from the Company a lump sum cash bonus of One Million Dollars ($ 1,000,000) (the “Signing Bonus”), payable within thirty (30) days after you sign this Restated Agreement. For purposes of clarity, the Signing Bonus is not pension eligible earnings.

6.

Annual Cash Bonus. You will be eligible to receive an annual cash bonus payment, ranging from 0% of Base Salary to a maximum of 150% of Base Salary, and with a target of 75 % of Base Salary (a bonus based on such target percentage of Base Salary is hereinafter referred to as the “Target Bonus”), payable at such times, subject to the terms of the Company’s annual bonus plan, as other similarly situated participants in the bonus plan are paid, but in any event on or before March 15 of the year following the year for which a bonus is to be paid. Whether any bonus is payable and the amount thereof within the above-described range shall, subject to such terms, be based on meeting Company performance objectives and other objectives determined in accordance with the annual bonus plan, as may be amended from time to time by the Company in its sole discretion; provided, however, that, should you voluntarily terminate your employment with Company, other than for Good Reason, or should Company terminate your employment for Cause prior to the end of any calendar year, then you shall not be paid the Annual Cash Bonus for that calendar year.

7.	Retention Bonuses. In consideration for and conditioned on your continued employment through each of the dates specified below, you will receive from the Company a lump sum cash retention bonus of One Million Dollars ($1,000,000) (the “Retention Bonuses”), payable annually on or before each the following dates: December 31, 2012, December 31, 2013, December 31, 2014, and December 31, 2015. Should you voluntarily terminate your employment with the Company, other than for Good Reason, or should the Company terminate your employment for Cause prior to the end of any calendar year, then you shall not be paid the Retention Bonuses for that calendar year or any future year. For purposes of clarity, any Retention Bonuses that are paid to you are not pension eligible earnings.

8.

Success Bonus. In the event that a definitive agreement for a Sale Transaction is entered into prior to December 31, 2015, and such Sale Transaction subsequently closes (whether or not during the Term), and provided that you have not voluntarily terminated your employment with the

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Company, other than for Good Reason, and your employment has not been terminated by the Company for Cause on or before the date that such definitive agreement is entered into, the Company shall pay you a lump sum cash bonus of One Million Dollars ($ 1,000,000) (the “Success Bonus”). Such Success Bonus shall be paid to you within thirty (30) days after the date of the closing of the Sale Transaction, but in no event later than January 31 following the calendar year in which such closing occurs. An initial public offering (“IPO”) shall not constitute a Sale Transaction for purposes of this section, and no Success Bonus shall be payable as a result thereof.

9.	Stock and Long-Term Incentive Awards. You will be eligible to participate in each long-term incentive plan of the Company to the extent any such plan exists and substantially all of the Company’s senior management are eligible to participate in it, and provided that the terms of any such plan may be modified from time to time for all of the Company’s senior management by the Company in its sole discretion. The Company’s obligations to you with respect to your existing Company stock holdings and long-term incentive awards are also set out in Exhibit A attached hereto. Exhibit A is incorporated into this Restated Agreement as if fully set forth herein. Contemporaneous with and in consideration of the execution of this Restated Letter Agreement, you will receive an award of 366,668 stock options under the AutoTrader.com Long-Term Incentive Plan (“LTIP”) with an exercise price of $59.98, with the terms of such award to be as set forth in your 2011 option award agreement at Attachment 2 to Exhibit A. Any reference herein or in any of the Exhibits hereto to “Restated Agreement” shall be a collective reference to this Restated Agreement and the Exhibits attached hereto. For purposes of clarity, reference in such Exhibits to “Restated Letter of Agreement” or “Restated Letter Agreement” shall refer to the body of this amended and restated agreement as set forth in this letter format. References in such Exhibits to “Restated Letter Agreement (including the Exhibits thereto)” shall be equivalent to referencing the Restated Agreement in its entirety.

10.	Termination. Notwithstanding the provisions of Section 1 above, your employment under this Restated Agreement and the Term hereunder shall terminate on the earliest of the following dates:

a. Death. On the date of your death.

b. Disability. Subject to applicable law, on the date specified in a written notice from the Company terminating your employment due to your Disability (as defined in the Company’s long- term disability policy).

c. By Company for Cause. On the date of delivery to you of a written notice from the Company terminating your employment for Cause. The term “Cause” used in this Restated Agreement shall mean: (i) commission by you of fraud against the Company; (ii) your willful and continuing failure or willful and continuing refusal to attempt in good faith to implement or undertake the lawful directives of the Company’s Board of Directors relating to your employment responsibilities; (iii) engaging in willful misconduct that causes material harm to the Company or that reflects adversely in a material respect on the Company or materially affects your ability to perform your duties hereunder; (iv) your indictment for, conviction of, or plea of “guilty” or “no contest” to a felony or your indictment for, conviction of, or plea of “guilty” or “no contest” to a crime, whether or not a felony, that causes material harm to the Company or brings you into public disrepute or scandal; (v) subject to applicable law, dependence on alcohol or drugs without the supervision of a physician or the illegal use, possession or sale of drugs which impairs your ability to perform your duties under this Restated Agreement; (vi) your theft, misappropriation,

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embezzlement or conversion of the assets or opportunities of the Company; (vii) a material breach by you of the terms, covenants or representations of this Restated Agreement that is not reasonably cured within five (5) days after receipt of notice thereof given by the Company stating in reasonable detail the actions or omissions purported to constitute a breach of your obligations hereunder; or (viii) a material failure by you to comply with the Company’s written policies that is not reasonably cured within five (5) days after receipt of notice thereof given by the Company stating in reasonable detail the actions or omissions purported to constitute a breach of such policies. For purposes of this Restated Agreement, no action or non action shall be deemed to be “willful” if taken or omitted to be taken in the good faith belief that such action or non action was in, or not opposed to, the best interests of the Company. Anything herein to the contrary notwithstanding, you will not be terminated for “Cause,” within the meaning of clauses (ii), (iii), (vii) or (viii) of this subsection, unless you have an opportunity to be heard before the Board of Directors of the Company and, after such hearing, there is a majority vote of the members of such Board to terminate you for Cause; provided that where you have been given an opportunity to cure pursuant to clauses (vii) or (viii), such opportunity for hearing shall be provided in the event you fail to cure the basis for your termination subject to such provisions (vii) or (viii). In the event of termination of your employment for Cause, the Company shall pay you only such Base Salary as had been earned but unpaid as of the date of the termination and you shall receive no further payments of any kind except as otherwise required by the terms of any Company shareholder agreement, unit appreciation agreement, benefit plan, long term incentive plan or applicable law and as otherwise provided in subsection 10 (f) below.

d. By Company Without Cause. On the date specified in a written notice from the Company terminating your employment Without Cause, or, in the event no date is specified in the notice, on the date on which the written notice is delivered to you. For purposes of this Restated Agreement, “Without Cause” shall mean any reason for the Company’s decision to terminate your employment other than by reason of your death, Disability or for Cause, as provided in subsections (a) through (c) above. In the event of the termination of your employment Without Cause pursuant to this subsection (d), the Company shall pay to you following termination as severance pay (the “Severance Pay”) the sum of Two Million Five Hundred Thousand Dollars ($2,500,000) payable in equal installments at intervals coinciding with the Company’s normal payroll periods (the “Severance Pay Installments”) over a period of Twenty-four (24) months commencing with the first such payroll period occurring after the effective date of such termination (the “Severance Period”). In such event, the Company shall also: (i) within thirty (30) days following the date of such termination Without Cause, pay you a cash lump sum equal to a pro rata Target Bonus for the year in which such termination Without Cause occurs in lieu of the annual cash bonus set out in Section 6, (ii) vest as described in Exhibit A, Attachment 2, the stock options granted to you under Section 9 above, (iii) within thirty (30) days following the date of such termination Without Cause, pay you a cash lump sum equal to any Retention Bonuses otherwise payable during the twenty-four (24) months following your termination, and (iv) provide “Healthcare Benefits Continuation” defined as follows: to the extent you and your eligible dependents had health insurance coverage through the Company’s employee benefit plans as of the date of such termination Without Cause, the Company will provide during the Severance Period continuation of health insurance coverage at Company’s cost, provided that such continuation may accomplished either by providing continuation coverage under COBRA or by another method or any combination of methods chosen by Company in its sole discretion. Anything herein to the contrary notwithstanding, it is provided that: (x) such coverage may be modified from time to time for all of the Company’s senior management by the Company in its

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sole discretion to the extent permitted by law, (y) if you become eligible for other group health insurance coverage from a new employer, to the extent coverage is continued under COBRA, any Company payments for COBRA continuation coverage shall cease prior to the end of the Severance Period, and, to the extent coverage is continued by another method, such coverage shall cease prior to the end of the Severance Period, and (z) such coverage provided during the Severance Period, by whatever method provided, shall be included in (and not in addition to) the continuation period under COBRA to the extent permitted by law. It is further provided that if, during the Severance Period, you become reemployed by Company or any of its affiliates, then the Severance Pay and Healthcare Benefits Continuation shall cease.

e. By You for Good Reason. You may terminate your employment for “Good Reason” as defined herein upon 30 days written notice delivered to the Company. “Good Reason” for purposes of this Restated Agreement shall mean the occurrence of any of the following events without your written consent: (i) a material reduction by the Company in your Base Salary or Target Bonus opportunity (other than an inadvertent reduction not occurring in bad faith and that is remedied by the Company within 45 days after receipt of notice thereof given by you and other than where the same proportionate reduction is made to the annual base salaries or Target Bonus opportunities of all of the Company’s senior management generally), (ii) a material diminution in your duties or responsibilities that is not reasonably cured within thirty (30) days after receipt of notice thereof given by you stating in reasonable detail the actions or omissions purported to constitute a breach of the Company’s obligations in that respect, (iii) a material breach by the Company of any of its obligations under this Restated Agreement (including the Exhibits hereto) that is not reasonably cured within thirty (30) days after receipt of notice thereof given by you stating in reasonable detail the actions or omissions purported to constitute a breach of the Company’s obligations hereunder, or (iv) a relocation of your principal Company office to a location more than 50 miles from Atlanta, Georgia. In the event you terminate your employment for Good Reason pursuant to this subsection (e), following termination, the Company shall pay to you or provide you with all the compensation and benefits that you are entitled to receive under subsection 10(d) above, in each case payable at the times and subject to the terms and conditions provided in subsection 10(d) above, as if the Company had terminated your employment Without Cause.

f. Liability of Company following termination. Following the termination of your employment under this Restated Agreement for any reason, the Company will have no further liability to you, your participation in all Company benefit plans will cease and no further payments will be made to the you, except (i) as may otherwise be expressly provided in this Section 10 or in Section 13; (ii) to the extent you are entitled to the payment of any compensation as provided in Sections 5, 6, 7, 8 or 9 (including Exhibit A hereto) hereof; (iii) to the extent of vested benefits under, or you qualify for benefits following termination of employment under, any employee benefit plan (including the Cox Enterprises, Inc. Pension Plan) available to you as provided in Section 4 hereof (including those the Company is required to continue under Sections 10 or 13), all at the times provided for such payment in the applicable plan; (iv) to the extent you are entitled to the reimbursement of business expenses incurred prior to termination; (v) as provided in Section 24 hereof; and (vi) as otherwise required by applicable law. Notwithstanding any other provision of this Restated Agreement, as a precondition to commencing or continuing payment or provision to you of any Severance Pay, Retention Bonuses, and Healthcare Benefits Continuation during the Severance Period, as set forth in subsections (d) and (e) hereof and subsection 13 (b), you must: (x) enter into, within twenty-one (21) days after receipt of a release, to be provided by

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the Company within a reasonable period of time following your termination, in a form in the Company’s discretion (but no sooner than the date of your termination), and to not later revoke, a release of any and all claims against the Company, its employees, officers, directors, shareholders, affiliates, subsidiaries and the like arising on or before the date the release is signed, provided that such release will not contain any restrictive covenants in addition to those set forth herein in Exhibit B and will not amend or modify the restrictive covenants set forth herein in Exhibit B and (y) not be in breach in any material respect of any of your covenants and obligations which survive termination of this Restated Agreement and your employment with Company, including, without limitation, the restrictive covenants and confidentiality provisions set forth in Exhibit B attached hereto.

g. No Mitigation nor Offset. In the event of any termination of your employment under this Restated Agreement, you shall be under no obligation to seek other employment and there shall be no offset against amounts due to you under this Restated Agreement on account of any compensation attributable to any subsequent employment that you may obtain.

11.

Restrictive Covenants, Confidentiality and Intellectual Property. You agree to be bound by certain restrictive covenants, confidentiality obligations and intellectual property provisions which are set out in Exhibit B that is attached hereto and incorporated into this Restated Agreement as if fully set forth herein.

12.

Enforcement. You acknowledge and agree that the services to be provided by you under this Restated Agreement are of a special, unique and extraordinary nature. You agree that the existence of any claim or cause of action by you against the Company, whether predicated on this Restated Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and restrictions in Exhibit B. You agree that the restrictive covenants contained in Exhibit B are a material part of your obligations under this Restated Agreement for which the Company has agreed to compensate you as provided in this Restated Agreement. You agree that the injury the Company will suffer in the event of the breach by you of any clause of Exhibit B will cause the Company irreparable injury that cannot be adequately compensated by monetary damages alone. Therefore, you agree that the Company, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise in accordance with the choice of forum and choice of law provisions of Section 15 hereof, including, without limitation, injunctive relief to prevent your failure to comply with the terms and conditions of Exhibit B. Without limitation on the second sentence of this Section 12, nothing in this section shall prohibit you from asserting defenses as to the issue of whether or not you are in actual or anticipatory breach of any of your obligations under Exhibit B.

13.	Successors and Assigns, No Third Party Beneficiaries.

a. Rights of Assignment. The rights and obligations of the Company under this Restated Agreement shall be binding on and inure to your benefit and that of the Company, its successors and permitted assigns. Your rights and obligations under this Restated Agreement shall be binding on and inure to the Company’s benefit and that of you, your heirs and legal representatives. Neither party may assign this Restated Agreement without the prior written consent of the other, except that, in the event of merger, consolidation or similar reorganization of Company, or in connection with a Sale Transaction, the Company may assign this Restated Agreement, either by voluntary act or by operation of law, to the entity surviving such merger or

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resulting from such consolidation or similar reorganization, or to the purchaser or surviving entity in a Sale Transaction, as the case may be, provided such assignee agrees to be bound by the terms of this Restated Agreement (including the Exhibits hereto). Upon such assignment and agreement to be bound by this Restated Agreement, this Restated Agreement, including, without limitation, the restrictive covenants set forth in Exhibit B attached hereto, shall inure to the benefit of and shall be binding upon such assignee as though such assignee had been an original party hereto and the Company shall be discharged of all of its obligations under this Restated Agreement (provided, the Company shall remain obligated to perform its obligations under Sections 8, 9, 24 and Exhibits A and B hereof). This Restated Agreement does not create, and shall not be construed as creating any rights enforceable by any person not a party to this Restated Agreement other than your heirs and legal representatives.

b. Termination in the event this Restated Agreement is not assigned to a purchaser or surviving entity. In the event the Company does not assign this Restated Agreement to the purchaser or surviving entity in connection with the closing of a Sale Transaction, then the Company shall have the right to terminate your employment upon written notice to you and, in the event of such termination, Company shall pay and provide to you (i) such Base Salary as had been earned but unpaid, (ii) the Severance Pay for the Severance Period, (iii) a pro rata Target Bonus as provided in subsection 10 (d) above and the Healthcare Benefits Continuation, (iv) any Retention Bonuses that would otherwise have been earned in the twenty-four (24) months immediately following your termination as provided in Section 10(d) above, (v) the Success Bonus, if otherwise earned, within thirty (30) days of the date of such closing, but in no event later than January 31 following the calendar year in which such closing occurs, and (vi) any other payments due you pursuant to subsection 10 (f) if and when applicable. For purposes of clarity, such Severance Pay, pro rata Target Bonus and Healthcare Benefits Continuation, in each case, shall be payable at the times and subject to the terms and conditions provided in subsection 10 (d) above.

14.

Waiver or Modification. Any waiver by the Company or you of a breach of any provision of this Restated Agreement shall not operate as, or be construed to be, a waiver of any other breach of such provision of this Restated Agreement. The failure of the Company or you to insist on strict adherence to any term of this Restated Agreement on one or more occasions shall not be considered a waiver or deprive the Company or you of the right thereafter to insist on strict adherence to that term or any other term of this Restated Agreement. Neither this Restated Agreement nor any part of it may be waived, changed or terminated orally, and any waiver, amendment or modification must be in writing signed by you and the Company.

15.

Remedies, Choice of Law, and Forum Selection. Without limitation on Company’s specific rights to obtain equitable relief set forth in Section 12, each party, in addition to any other remedies at law or in equity it may have, shall be entitled to seek equitable relief, including injunctive relief and specific performance, in connection with a breach of the provisions of this Restated Agreement. All provisions of this Restated Agreement shall be governed by and construed in accordance with the laws of the State of Delaware exclusively and without reference to principles of conflict of laws. Any lawsuit, claim, or other legal proceeding arising out of or relating to this Restated Agreement shall be brought exclusively in the Delaware Court of Chancery, and you and the Company hereby submit to personal jurisdiction within the State of Delaware and to venue in such courts.

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16.

Entire Agreement; Construction. This Restated Agreement and the provisions of Exhibits A and B hereto contain the entire understanding of the parties relating to the subject matter of this Restated Agreement and supersede all other prior or contemporaneous written or oral agreements, representations, understandings or arrangements between the parties relating to the subject matter hereof and thereof. You acknowledge that, in entering into this Restated Agreement, you did not rely and have not relied on any statements or representations not contained in this Restated Agreement. The parties acknowledge and agree that they have been represented by counsel and that each of the parties has participated in the drafting of this Restated Agreement. Accordingly, it is the intention and agreement of the parties that the language, terms and conditions of this Restated Agreement are not to be construed in any way against or in favor of any party hereto by reason of the responsibilities in connection with the preparation of this Restated Agreement

17.

Severability. Any term or provision of this Restated Agreement that is determined to be invalid or unenforceable by any court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Restated Agreement or affecting the validity or enforceability of any of the terms or provisions of this Restated Agreement in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.

18.

Freedom to Contract. You represent and warrant that you have the right to enter into this Restated Agreement, that you are eligible for employment by the Company and that no other written or verbal agreements exist that would be in conflict with or prevent your performance of any portion of this Restated Agreement.

19.

Cooperation. In consideration of the benefits granted to you hereunder, at anytime after the termination of your employment with the Company, you agree to remain reasonably available to cooperate with the Company with respect to any matters over which you had control, responsibilities or knowledge during your employment with the Company, including without limitation, providing truthful cooperation in litigation matters relating to the Company or its affiliates and about which you have knowledge, whether or not such matters have been commenced as of the termination of your employment. To the extent possible, the Company will try to limit your participation to regular business hours. In any event, (i) in any matter subject to this Section 19, you shall not be required to act against your own legal interest and (ii) any request for such cooperation shall take into account your other personal and business commitments. The Company agrees to provide you reasonable notice in the event your assistance is required. The Company will reimburse you for the reasonable costs and expenses incurred by you as a result of providing cooperation upon the submission of the appropriate documentation to the Company. Such costs and expenses shall include, without limitation, travel costs and legal fees to the extent you reasonably believe that separate representation is warranted. Your entitlement to reimbursement of such costs and expenses, including legal fees, pursuant to this Section 19, shall in no way affect your rights to be indemnified and/or advanced expenses in accordance with the Company’s corporate documents, any applicable insurance policy, and/or in accordance with this Restated Agreement.

20.

Affiliates. Whenever used in this Restated Agreement, the term “affiliates” shall refer to any parent, subsidiary, or other entity (including but not limited to any parent or subsidiary of any such parent, subsidiary or other entity) connected to the Company by common ownership and control, regardless of corporate form.

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21.	Tax Compliance. Although the Company makes no guarantee with respect to the treatment of payments or benefits under this Restated Agreement and shall not be responsible in any event with regard to this Restated Agreement’s compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations or official guidance relating thereto (collectively, “Section 409A”), this Restated Agreement is intended to comply with the applicable requirements of Section 409A and shall be construed and interpreted in a manner so as to comply therewith. Notwithstanding any other provision in this Restated Agreement to the contrary, all expenses eligible for reimbursement hereunder shall be paid to you promptly in accordance with the Company’s customary practices (if any) applicable to the reimbursement of expenses of such type, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred. The expenses incurred by you in any calendar year that are eligible for reimbursement under this Restated Agreement shall not affect the expenses incurred by you in any other calendar year that are eligible for reimbursement hereunder. Your right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit. Notwithstanding any other provision of this Restated Agreement to the contrary, if you are a “specified employee” on the date of any “separation from service” and you become entitled to receive payments as a result of such separation from service, then you shall not receive any payments that are subject to Section 409A until the first day of the seventh month thereafter, and any payments otherwise due prior to such date shall be delayed and paid during such seventh month. The terms “specified employee” and “separation from service” shall have the meanings set forth in Section 409A. This provision shall apply at any time during which the Company or any member of the Company’s control group of businesses (which are aggregated with the Company under Code Section 409A(d)(6)) has publicly-traded stock, and shall cease to be effective on the date that no such member of the Company’s control group of businesses has publicly-traded stock. Notwithstanding anything contained in this Restated Agreement to the contrary, each and every payment made under this Restated Agreement or otherwise shall be treated as a separate payment and not as a series of payments.

22.	Survival. The covenants, agreements, representations and warranties contained in this Restated Agreement shall survive the termination of the Term and your termination of employment with the Company at any time and for any reason.

23.	Representations. The Company represents and warrants that (i) the execution, delivery and performance of this Restated Agreement by the Company has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Restated Agreement on behalf of the Company is duly authorized to do so, (iii) to Company’s knowledge, the execution, delivery and performance of this Restated Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (iv) upon execution and delivery of this Restated Agreement by the Company and you, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

24.

Indemnification. During the Term and thereafter, the Company agrees to indemnify and hold you and your heirs and representatives harmless, to the maximum extent permitted by Delaware law, against any and all damages, claims, costs, liabilities, losses and expenses (including reasonable

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attorneys’ fees) as a result of any claim or proceeding, or threatened claim or proceeding, against you that arises out of or relates to your service as an officer, director or employee, as the case may be, of the Company, or your service in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company, in any case, both prior to and after the Effective Date, and to advance to you or your heirs or representatives such expenses upon written request.

25.	Notices. All notices called for hereunder shall be in writing and shall be deemed made (1) three (3) business days after mailing by certified/registered mail return receipt requested, (2) when personally delivered or (3) one (1) business day after being sent by a nationally recognized courier, in any case, as follows: (i) to you , at the address set forth above and (ii) to the Company, c/o Corporate Secretary, 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328, or in accordance with any subsequent written direction.

26.	Counterparts. This Restated Agreement may be executed in counterparts, each of which will constitute an original, and all of which will constitute one agreement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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This Restated Agreement may be accepted by signing and dating both this letter and the enclosed copy of this letter in the space below and returning one signed copy to me not later than 11:59 p.m. on Monday, October 3rd, 2011.

Sincerely,

AUTOTRADER.COM, INC.

By	/s/ Charles N. Bowen
Charles N. Bowen
Secretary

ACCEPTED AND AGREED TO,

October 3, 2011:

/s/ Victor (Chip) Perry 10/3/11
Victor (Chip) Perry

Witness:

Print Witness Name:

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EXHIBIT A

TO VICTOR (CHIP) PERRY RESTATED LETTER OF AGREEMENT WITH

AUTOTRADER.COM

DATED OCTOBER 3, 2011

(THE “RESTATED LETTER AGREEMENT”)

STOCK AND LONG-TERM INCENTIVE AWARDS

1. Victor (Chip) Perry (“you”) currently has outstanding awards under the AutoTrader.com Long-Term Incentive Plan (“LTIP”) (the “LTIP Awards”) governed by the provisions of one or more award agreements (the “LTIP Agreements”), which are listed on Attachment 1 hereto. Notwithstanding any provision of the LTIP or your LTIP Agreements to the contrary, provided you have not voluntarily terminated your employment with the Company (other than for Good Reason) and you have not been terminated by the Company for Cause on or before the date on which a definitive agreement for a Sale Transaction has been entered into, then the Company will have the obligation to promptly determine the value of your LTIP Awards, as of the closing date of such Sale Transaction (the “Valuation Date”). For clarity, your 2011 stock option award will not be deemed to be an “LTIP Award” for purposes of, and will not be subject to, the provisions of this Exhibit A. A lump sum cash payment for the value of such LTIP Awards will be paid to you by the Company as soon as practicable, but in any event no later than June 30 of the year following such Valuation Date.

2. An IPO shall not constitute a Sale Transaction for purposes of this Exhibit A.

3. Your 130,258 shares of AutoTrader Class B Common Stock (the “ATC Shares”) are governed by the provisions of one or more Stockholder Agreements. Notwithstanding any provision of your Stockholder Agreements to the contrary, and provided you have not voluntarily terminated your employment with the Company (other than for Good Reason) and you have not been terminated by the Company for Cause on or before the date on which a definitive agreement for a Sale Transaction has been entered into, then upon the Valuation Date the Company will have the obligation to repurchase all of your ATC Shares held as of such Valuation Date at the Fair Market Value thereof as of the Valuation Date, provided that, notwithstanding the Stockholder Agreement or the LTIP, such Fair Market Value as of the Valuation Date shall be deemed to equal the sale price under such Sale Transaction. A lump sum cash payment for the Fair Market Value of your ATC Shares as described in the preceding sentence will be paid to you by the Company as soon as practicable after the date on which such Fair Market Value is determined, but in any event within 6 months of the Valuation Date. For clarity, in the event of an IPO there will not be an obligation for the Company to repurchase, nor for you to sell, your ATC Shares.

4. (a) In the event that (i) you have voluntarily terminated your employment with the Company (other than for Good Reason), or (ii) you are terminated by the Company for Cause on or before the Valuation Date, or (iii) a definitive agreement for a Sale Transaction has not been entered into during the Term, then the LTIP Awards and the ATC Shares shall be valued and payable as otherwise provided under (as applicable) your existing LTIP Agreements, or your Stockholder Agreements (the “Normal Vesting and Payout Provisions”); provided that notwithstanding anything to the contrary in the LTIP Agreements or the Stockholder Agreements, payment to you shall be made as soon as practicable, but in any event no later than six months after the date of purchase or settlement thereof by the Company. Notwithstanding any other provision of your LTIP Agreements, for purposes of subsections 4(a) and 4(b) hereof, the Normal Vesting and Payout Provisions for your LTIP Awards shall include payment in a combination of a lump sum in cash or stock, in the sole discretion of the Compensation Committee, provided that such combination shall be comprised of between fifteen and sixty percent (15-60%) stock, with the exact percentage to be at your sole election.

(b) If a definitive agreement for a Sale Transaction has not been entered into during the Term, and you have not voluntarily terminated your employment with the Company (other than for Good Reason) and you have not been terminated by the Company for Cause on or before the Expiration Date, then the Normal Vesting and Payout Provisions will apply.

5. Contemporaneous with the execution of this Restated Letter Agreement and in consideration thereof, you shall receive an award of 366,668 stock options, as described in Section 9 of the Restated Letter Agreement, with the terms of such award to be as set forth in your 2011 option award agreement included as Attachment 2 hereto.

6. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto as set forth in the Restated Letter Agreement.

10/3/11	Your initials to acknowledge your agreement to the terms of Exhibit A.

10/3/11	Initials of an authorized officer of the Company to acknowledge the Company’s agreement to the terms of Exhibit A.

ATTACHMENT 1

TO

EXHIBIT A

TO VICTOR (CHIP) PERRY RESTATED LETTER OF AGREEMENT WITH

AUTOTRADER.COM

DATED OCTOBER 3, 2011

The chart below lists Chip Perry’s outstanding ATC LTIP Awards as of October 3, 2011.

Award Type	Grant Date	Units
Performance and Premium Value Bonus	2009	90,000 Units, plus Premium Value Bonus
Performance Award	2010	16,495 Units

In addition, Chip Perry has 130,258 ATC Class B Shares outstanding as of October 3, 2011.

ATTACHMENT 2

TO

EXHIBIT A

TO VICTOR (CHIP) PERRY RESTATED LETTER OF AGREEMENT WITH

AUTOTRADER.COM

DATED OCTOBER 3, 2011

AUTOTRADER.COM, INC. STOCK OPTION AWARD AGREEMENT

Name:		Employee ID:
Victor A. Perry, III		00174456
Grant Date:	Number of Options:	Exercise Price:
1/1/2011	366,668	$59.98

1. OPTION AWARD: This Agreement sets forth the terms under which you have been have been granted an award of options (the “Award”) to purchase shares of the Class B common stock of AutoTrader.com (the “Company”) at the exercise price specified above.

2. VESTING:

(a) Time-Based. 50% of your Options will be Time-Based Options. In order to become vested in your Options, you must remain in continuous employment with the Company or a subsidiary through the vesting date indicated in the schedule below which, depending on whether the Company’s stock becomes traded on a national securities exchange (“Publicly Traded”), will be as follows:

In the event that the Company’s stock is NOT Publicly Traded, your Options will vest on each December 31 following the Grant Date as follows:

December 31, 2011	0%
December 31, 2012	0%
December 31, 2013	60%
December 31, 2014	80%
December 31, 2015	100%

In the event that the Company’s stock is Publicly Traded, your Options will vest on each December 31 following the Grant Date as follows:

December 31, 2011	20%
December 31, 2012	40%
December 31, 2013	60%
December 31, 2014	80%
December 31, 2015	100%

If the Company’s stock becomes Publicly Traded prior to December 31, 2013 and you remain in continuous employment with the Company or a subsidiary as of the date the stock becomes Publicly Traded, a portion of your vesting schedule will be accelerated so that the vested amount as of such date will be equal to the amount which would have been vested as of the December 31st prior to such date had the stock been Publicly Traded since the Grant Date.

(b) Performance-Based. 50% of your Options will be Performance-Based Options. This means that in order to become vested in your Options, you must remain in continuous employment with the Company or a subsidiary AND the Company must attain the performance criteria established under the Company’s long-range plan.

In the event that the Company’s stock is not Publicly Traded, you will have an opportunity to become vested in up to 60% of your Performance-Based Option as of December 31, 2013 provided you remain in continuous employment with the Company or a subsidiary as of such date, on the following basis: for each of 2011, 2012 and 2013, if the Company attains its operating free cash flow (“OFCF’) goal for such year as established in the 2011 – 2015 long range plan, you will have the opportunity to become vested in 20% of your Performance-Based Options, and such options will become vested as of December 31, 2013. For each of 2014 and 2015, you will be vested in 20% of your Performance-Based Options if the Company attains its OFCF goal for such year, and such options will be vested as of December 31 of such year, provided you remain in continuous employment with the Company or a subsidiary as of such date.

In the event that the Company’s stock is Publicly Traded, you may become vested in 20% of your Performance-Based Options for 2011 and each of the next 4 calendar years in the event that the Company attains its OFCF goal for such year and you remain in continuous employment of the Company or a subsidiary as of December 31 of such year. Such options will be vested as of December 31 of each applicable year.

In addition, if the Company fails to attain the OFCF goal for any calendar year, but the Company attains 100% of the cumulative OFCF goal for the period from the Grant Date through December 31, 2015 and you remain in continuous employment with the Company or a subsidiary as of December 31, 2015, then 100% of your Performance-Based Options will become vested as of such date. If the cumulative OFCF result is at least 90% of the cumulative OFCF goal for that period and you remain in continuous employment with the Company or a subsidiary as of December 31, 2015, then a portion of any unvested Performance-Based Options will become vested using straight line interpolation beginning with zero percent for a result that is 90% of the cumulative OFCF goal, through 100% vesting for a result that is 100% of the cumulative OFCF goal.

The annual and cumulative OFCF goals will be the OFCF targets set forth in the Company’s approved 2011-2015 long range plan.

3. OTHER VESTING RULES: If your employment with the Company is terminated by reason of your death or disability, your Time-Based Options, any Performance-Based Options in which you have had an opportunity to become vested will become 100% vested as of the date of your termination, and any unvested Options will automatically be cancelled. Notwithstanding any other provision of this Agreement, if the Company’s stock is not Publicly Traded and you retire or terminate employment for any reason other than death or disability or for cause, then a portion of your Time-Based Options, and a portion of any Performance-Based Options for which the performance goals described in Section 2(b) have been met, will become vested on the following basis (and all unvested Options will be automatically cancelled without further action). For clarity, one-half of each number shown below applies to Time-Based Options, and one-half to Performance-Based Options.

on or before December 31, 2011:	no options vested
after December 31, 2011 and on or before December 31, 2012:	43,460 options vested
after December 31, 2012 and on or before December 31, 2013:	86,920 options vested
after December 31, 2013 and on or before December 31, 2014:	220,000 options vested
after December 31, 2014 and before December 31, 2015:	293,334 options vested
on or after December 31, 2015:	all options vested

4. EXERCISE: (a) Publicly Traded. If the Company’s stock is Publicly Traded and you remain in continuous employment with the Company or a subsidiary, your Options may be exercised at any time during the Term after they are vested. In the event of termination of employment by reason of your death, disability or retirement, you (or your beneficiary) may exercise any vested Options until the earlier of the end of the Term or 12 months following your termination. In the event of your termination of employment for any other reason, you may exercise your vested Options until the earlier of the end of the Term or 90 days following your termination.

(b) Not Publicly Traded. If the Company’s stock is not Publicly Traded and you are an active employee of the Company or a subsidiary, any vested Options will be automatically exercised once they are fully vested. If your employment terminates for any reason other than for cause, any vested options will automatically be exercised upon such termination.

(c) Termination for Cause. In the event that your employment is terminated for “cause” all Options will be automatically forfeited without further action, and the Term shall cease. For purposes of this Agreement, “cause” shall have the definition set forth in your Restated Employment Agreement dated October 3, 2011.

(d) Notice of Exercise. Any notice of exercise must be timely provided in writing to the Company accompanied by payment of the required exercise price. Any notice must be delivered to the Plan Administrator, and the exercise price may be paid in cash or other form accepted by the Committee. No Options shall be exercisable following the Term thereof.

5. OPTION TERM: Except as otherwise provided in Section 4, the Term of this Award shall be ten years from the Grant Date if the Company’s stock becomes Publicly Traded prior to the fifth December 31st following the Grant Date, or if the Company’s stock is not Publicly Traded on or prior to the fifth December 31st following the Grant Date, then the Term and your Options shall expire on such date.

6. TERMS AND CONDITIONS OF PLAN: The Options granted under this Award are subject to the terms and conditions of the AutoTrader.com Long-Term Incentive Plan (the “Plan”), and to the extent that any conflict may exist between any term or provision of this Agreement and any term or provision of the Plan, the term or provision of the Plan shall control.

7. TYPE OF OPTION: The Options granted under this Award shall be non-qualified stock options.

8. SHAREHOLDERS AGREEMENT: As a condition of the exercise of any Option, you may be required to execute a shareholders agreement that limits your rights with respect to any shares you acquire, including restricting your right to sell or otherwise dispose of any shares you acquire. This Award does not give you any rights as a shareholder of the Company.

9. TRANSFERABILITY: This Award shall not be assignable or transferable other than by will or by the laws of descent and distribution, and shall not be subject, in whole or in part, to attachment, execution, levy or any similar process. Any attempted assignment, transfer, pledge or other disposition, or the levy of any execution, attachment or similar process, shall be null and void.

10. CONTINUED EMPLOYMENT: Nothing in this Agreement shall create any right to continue in employment with the Company or otherwise limit the Company’s right to terminate your employment.

11. MISCELLANEOUS: This Agreement contains the entire understanding and agreement between the parties relating to the Award or your Options, and supersedes any prior agreement between the parties, whether written or oral. This Agreement, and the terms and conditions of the Award or your Options, may be amended or modified by the Committee, provided that without the consent of the Participant, no amendment or modification may impair the Participant’s vested rights in an Award previously granted to him or her. You agree to execute such additional instruments as may be reasonably requested by the Company to confirm, perfect or otherwise to carry out the purpose of this Agreement. This Agreement shall be governed by the laws of the State of Delaware.

Your Award will become effective once you have signed and returned this Agreement to the Plan Administrator.

AutoTrader.com, Inc.

By:	/s/ David Amundsen	Signature:	/s/ Victor A Perry III 10/3/11

David Amundsen VP Finance		Print Name:	Victor A Perry III

EXHIBIT B

TO VICTOR (CHIP) PERRY RESTATED LETTER OF AGREEMENT WITH

AUTOTRADER.COM

DATED OCTOBER 3, 2011

(THE “RESTATED LETTER AGREEMENT”)

RESTRICTIVE COVENANTS, CONFIDENTIALITY AND INTELLECTUAL PROPERTY

1. Certain terms defined as used in Exhibit B:

(a) “Online Automotive Advertising Services” shall mean the business of providing services involving or related to advertising or marketing of new or used automotive vehicles on internet websites.

(b) “Automotive Technology Solutions” shall mean the business of providing services involving or related to pricing, appraisal, stocking, inventory management, merchandising solutions, dealer software and website solutions, or data aggregation technology to any entity engaged in the purchase or sale of new or used automotive vehicles.

(c) “Post-Employment Non-Competition Period” shall be defined as the period that is twenty-four (24) months from the effective date of termination of your employment with the Company, whether such employment is terminated by Company or by you or by operation of the Restated Letter Agreement.

(d) “Confidential Information” means any data or information of or relating to Company or its affiliates and not generally known by the public or in the relevant trade or industry. To the extent consistent with the foregoing definition, Confidential Information includes but is not limited to: all processes, techniques, formats, products and potential products, services and potential services, specifications, procedures, price structures, plans, including business plans and marketing plans, strategies, customer lists, pricing information, sales data and projections, internal financial statements and projections and other information relating to the operation of the Company’s Online Automotive Advertising Services business or its Automotive Technology Solutions services prior to the date hereof or the operation of the Online Automotive Advertising Services business or its Automotive Technology Solutions services by the Company and its affiliates after the date hereof, which is not generally known to or readily ascertainable by the public or in the relevant trade or industry, whether in oral, written, graphic or machine readable form.

(e) “Restricted Areas” shall be defined as all fifty states of the United States plus Puerto Rico and except Alaska. You agree, for purposes of clarity, that advertisers in such areas are served from the Company’s sales representatives’ locations, a list of which is attached to this Exhibit B as Attachment 1, and that the Company’s websites serve the Restricted Areas via the Internet.

(f) “Competitive Entity” shall be defined as any entity engaged in Online Automotive Advertising Services and/or Automotive Technology Solutions that has customers or prospective customers located within any of the Restricted Areas (including, but not limited to, Cars.com, Vehix.com, Autobytel, Carpoint and eBay Motors).

(g) Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto as set forth in the Restated Letter Agreement.

2. Your Responsibilities During Your Tenure. As the long-term President of AutoTrader.com, Inc. (the “Company”), which is engaged in Online Automotive Advertising Services and Automotive Technology Solutions, Victor (Chip) Perry (“you”) has been and continues to be responsible for all aspects of the Company’s operations, including, without limitation, acquisition efforts, products, sales, marketing, content, programming, business plans and other business and financial operations of the Company. Moreover, as a result of your position and the confidence placed in you by the Company and the Company’s affiliates, you have been a primary contact for Company with business partners, potential business partners, content providers, and other entities who do business with Company (all of the responsibilities and duties discussed in this Exhibit B, Section 2 shall hereinafter be referred to as the “Business Activities”). In addition, during your tenure with the Company, you have been and continue to be both a recipient and architect of detailed Company confidential strategic planning information and you have had access to, and will continue to have access to, the Company’s and its affiliates’ customers, trade secrets and Confidential Information. Therefore, you have possession and knowledge of, and access to, uniquely confidential and proprietary information which Company must protect to preserve and protect the property, economic advantage, relationships and valuable good will of Company and its affiliates. Accordingly, you agree that the following safeguards and protections are necessary to protect the legitimate business interests of the Company and are of significant value to Company.

3. Non-Competition. You covenant and agree that during your employment with the Company and during the Post-Employment Non-Competition Period, you will not, either as an employee, owner, consultant or contractor, perform any Business Activities, including but not limited to accepting any executive or managerial position, for a Competitive Entity. You acknowledge that your performance of Business Activities for any Competitive Entity within the Post-Employment Non-Competition Period would harm the legitimate business interests of the Company and that the restrictions set out in the covenant contained in this Exhibit B are reasonable and necessary to protect such interests. Notwithstanding any provision in this Exhibit B to the contrary, it shall not be a breach of this Agreement for you to perform any Business Activities for (including accepting any executive or managerial position with): (1) an entity that has a business unit that is engaged in Online Automotive Advertising Services or Automotive Technology Solutions or (2) an entity that has an affiliate that is engaged in, or which affiliate has a business unit that is engaged in, Online Automotive Advertising Services or Automotive Technology Solutions and, in any case, has customers or prospective customers located within any of the Restricted Areas (in each case, such a business unit or affiliate that is engaged in Online Automotive Advertising Services or Automotive Technology Solutions, a “Separate Automotive Business Line”), provided that: (i) such Separate Automotive Business Line is separate and distinct operationally from the entity, affiliate(s) and business unit(s) for which you perform any Business Activities (collectively, “Your Business Unit”); (ii) Your Business Unit is not engaged in Online Automotive Advertising Services or Automotive Technology Solutions with customers or prospective customers located within any of the Restricted Areas; (iii) you do not perform any Business Activities in connection with such Separate Automotive Business Line, including without limitation, performing any oversight or any other supervisory function for any aspect of the Separate Automotive Business Line or otherwise having the Separate Automotive Business Line report to you, in whole or in part, in any fashion; and (iv) you do not breach any of your confidentiality obligations set forth in Exhibit B, Section 6; provided, notwithstanding the foregoing, that, in a situation where you are engaged in an executive or managerial position, you shall be permitted to have a Separate Automotive Business Line report to you on an indirect basis on the condition that the total revenues of the Separate Automotive Business Line (for the then most recent twelve month period) constitute less than 1% of the total revenues (for such period) of the consolidated group of which the Separate Automotive Business Line is a part or Ten Million Dollars, whichever is less (the “Revenue Threshold”), and further provided that should such revenues for any trailing twelve-month period exceed the Revenue Threshold, you shall be in breach of this Restated Agreement unless you cease the reporting relationship with the Separate Automotive Business Line within 90 days thereafter.

4. Non-Solicitation—Customers etc. You covenant and agree that during your employment with the Company and during the Post-Employment Non-Competition Period, you will not, directly or indirectly, solicit or attempt to solicit business in respect of Online Automotive Advertising Services or Automotive Technology Solutions from any customer, including actively sought prospective customers, who were customers of the Company or its affiliates and with whom you had contact during your employment with the Company for the purposes of solicitation of business and the servicing of existing business.

5. Non-Solicitation—Employees. You covenant and agree that during your employment with the Company and during the Post-Employment Non-Competition Period, you will not directly or indirectly, on your own behalf or in the service or on behalf of others, recruit or solicit or attempt to recruit or solicit for hire any employee of the Company or its affiliates. Anything to the contrary notwithstanding, the Company agrees that the following shall not be deemed a violation of this subsection 5 (i) your responding to an unsolicited request for an employment reference regarding any former employee of the Company from such former employee, or from a third party, by providing a reference setting forth your personal views about such former employee or (ii) if an entity with which you are associated solicits, hires or engages any employee of the Company or any of its affiliates, if you were not, directly or indirectly, involved in soliciting or identifying such person as a potential recruit or assisting in the recruitment of such employee.

6. Confidentiality. During your employment with Company and during the Post- Employment Non-Competition Period, you shall not use, disclose or, to the extent within your control, permit any person to obtain, any Confidential Information (whether or not the Confidential Information is in written or tangible form), except as specifically authorized by Company in writing. In addition, you shall keep all trade secrets of Company, as defined by applicable law, strictly confidential and shall not at any time reveal any such trade secrets to any person nor use them for your own benefit or for the benefit of any other person or entity. Anything herein or in the Restated Letter Agreement to the contrary notwithstanding, the provisions of this subsection 6 shall not apply (i) when disclosure of Confidential Information or trade secrets is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction to order you to disclose or make accessible any information, (ii) to the extent necessary and relevant, with respect to any litigation, arbitration or mediation involving the Restated Letter Agreement (including the Exhibits thereto), including, but not limited to, the enforcement of the Restated Letter Agreement (including the Exhibits thereto), or (iii) in connection with any assistance provided by you pursuant to Section 19 of the Restated Letter Agreement, to the extent such disclosure is requested by the Company.

7. Materials etc. Upon the request of Company and, in any event, upon the termination of your employment, you shall return to Company and leave at its disposal all originals and copies in whatever form (including, without limitation, paper and electronic media of any kind) of memoranda, emails, notes, records, drawings, manuals and other documents or materials pertaining to the business of Company or your specific duties for Company, and you shall retain no copies. You shall also return to Company and leave at its disposal all originals and copies of materials involving any Confidential Information of Company. Anything to the contrary notwithstanding, you shall be entitled to retain (i) papers and other materials of a personal nature, to the extent such items do not contain and are not based on Confidential Information, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing your compensation or relating to reimbursement of expenses, (iii) information that you reasonably believe may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to your equity awards or to your employment, or termination thereof, with the Company.

8. Non-Disparagement. You agree that, during your employment with the Company and during the Post-Employment Non-Competition Period, you will make no disparaging, detrimental or untruthful comments about the Company, its affiliates or any of their current or former officers, directors, employees or agents, or any aspects or elements of your compensation, nor will you authorize, encourage or participate with anyone on your behalf to make such statements. The Company agrees that, during your employment with the Company and during the Post- Employment Non-Competition Period, its senior officers, and the following members of the Company’s Board of Directors: Jimmy Hayes, John Dyer and Sandy Schwartz, will not make any disparaging, detrimental or untruthful comments about you nor will they authorize, encourage or participate with anyone to make such statements. Notwithstanding the foregoing, nothing in this subsection 8 shall prevent you from (x) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (y) making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving the Restated Letter Agreement (including the Exhibits thereto), including, but not limited to, the enforcement of the Restated Letter Agreement (including the Exhibits thereto) or (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person.

9. Non-Disclosure. Except as may be required by law, you shall not disclose the terms of the Restated Letter Agreement (including the Exhibits thereto), provided that you shall be permitted to disclose the financial terms of the Restated Letter Agreement (including the Exhibits thereto) to those involved in the operation of the Company only as needed to implement the terms of the Restated Letter Agreement (including the Exhibits thereto) or carry out the operations of the Company. The above notwithstanding, the financial terms of the Restated Letter Agreement (including the Exhibits thereto) may be disclosed to: (i) your attorneys, accountants, financial or tax advisors, provided such persons agree not to disclose such terms of the Agreement further; and (ii) members of your immediate family, provided such family members agree not to reveal the terms of the Restated Agreement further. Finally, the above notwithstanding, the terms of the Restated Letter Agreement (including the Exhibits thereto) may be disclosed (a) to the extent necessary and relevant with respect to any litigation, arbitration or mediation involving the Restated Letter Agreement (including the Exhibits thereto), including, but not limited to, the enforcement of the Restated Letter Agreement (including the Exhibits thereto), (b) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction to order you to disclose or make accessible any information, or (c) to any prospective employer or business associate solely to the extent necessary to determine the application (or lack thereof) of the restrictive covenants herein and the value and terms of any incentive or deferred compensation which will be forfeited upon a termination of employment.

10. Scope of Restrictions. You acknowledge and agree that the restrictions set out in this Restated Agreement are necessary to protect the legitimate business interests of the Company and are reasonable in all respects, including duration, territory and scope of activity restricted. You acknowledge and agree that the Company competes with businesses on a national basis and that the geographic restrictions contained herein are therefore reasonable and necessary to protect the Company’s legitimate business interests. You also acknowledge that the restrictions contained in this Restated Agreement will not prevent you from obtaining any other employment or earning a livelihood, and you agree that you will be able to earn an adequate livelihood if these restrictions are enforced. In each case, the Post-Employment Non-Competition Period above shall be extended on a day-for-day basis for each day during which you violate the provisions of Exhibit B Sections 3, 4, 5 or 6 above in any respect, so that you are restricted from engaging in the activities prohibited by Exhibit B Sections 3, 4, 5 or 6 for the full time period, as applicable.

11. Separate Covenants. You understand and agree that the covenants contained in this Exhibit B constitute a series of separate covenants. Without limitation of Section 17 of the Restated Letter Agreement, if in any judicial proceeding a court shall hold unenforceable any of the separate covenants deemed included in this Exhibit B, then such unenforceable covenant or covenants shall be deemed limited as necessary or eliminated from the provisions of the Restated Letter Agreement (including the Exhibits thereto) for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants of the Restated Letter Agreement (including the Exhibits thereto) to be enforced in such proceeding, and to permit such unenforceable covenant or covenants to be enforced as limited.

12. Intellectual Property. You hereby convey, transfer and assign to the Company, it successors and assigns, all right, title and interest, including, without limitation, all copyright rights, patent rights, trade secret rights and other intellectual property rights, associated with any ideas, concepts, techniques, inventions, processes or works of authorship developed or created by you on behalf of the Company at any time, whether before, during or after the Term of this Restated Agreement (the “Works”). All Works created by you pursuant to the Restated Agreement or on behalf of or for the benefit of the Company shall belong exclusively to the Company. All Works created by you, or by any person or entity provided by you, for the Company shall be deemed works made for hire within the meaning of the copyright laws of the United States. The Company shall retain all right, title, and interest in and to any inventions (patentable or otherwise), discoveries, improvements or copyrightable works (collectively, “Intellectual Property”) that you create in connection with your performance of services on behalf of the Company. At the Company’s expense, you shall provide all reasonable assistance requested by the Company in its protection of the Intellectual Property. In the event that any Works are determined not to be a work made for hire, then you hereby assign to the Company all right, title, and interest in the Works, including any and all copyright rights or other intellectual property rights in and to the Works, in all media, now or hereafter known, worldwide. You also agree to execute such additional documents as may be reasonably requested by the Company to further evidence, perfect or record the Company’s rights in the Works.

Your initials to acknowledge your agreement to the terms of Exhibit B.

Initials of an authorized officer of the Company to acknowledge the Company’s agreement to the terms of Exhibit B.

ATTACHMENT 1

TO

EXHIBIT B

TO VICTOR (CHIP) PERRY RESTATED LETTER OF AGREEMENT WITH

AUTOTRADER.COM

DATED OCTOBER 3, 2011

AUTOTRADER.COM: LOCATIONS OF SALES REPRESENTATIVES

Alabama	Arizona	Arkansas	California	Colorado	Connecticut
	Phoenix	Little Rock	Fresno	Colorado	Hartford
Birmingham	Sierra Vista	Pine Bluff	Los Angeles	Springs	New Haven
Mobile	Tucson		Modesto	Denver
			Monterey	Pueblo
Oakland
Sacramento
Salinas
San Diego
San Francisco
San Jose
Stockton
Visalia
Delaware	Florida	Georgia	Hawaii	Idaho	Illinois
Wilmington	Daytona Beach	Atlanta	Honolulu	Boise	Bloomington
	Ft. Lauderdale	Brunswick		Idaho Falls	Champaign
	Ft. Myers	Savannah			Chicago
	Jacksonville	Thomasville			Decatur
	Melbourne				Harrisburg
	Miami				Moline
	Naples				Mount
	Orlando				Vernon
	Palm Beach				Peoria
	Pensacola				Quincy
	Sarasota				Rockford
	St. Petersburg				Rock Island
	Tallahassee				Springfield
Tampa

Indiana	Iowa	Kansas	Kentucky	Louisiana	Maine
Elkhart	Ames	Hutchinson	Lexington	New Orleans	Auburn
Evansville	Cedar Rapids	Kansas City	Louisville		Bangor
Ft. Wayne	Davenport	Wichita	Paducah		Portland
Indianapolis	Des Moines
South Bend	Dubuque
Keokuk
Mason City
Ottumwa
Sioux City
Waterloo
Maryland	Massachusetts	Michigan	Minnesota	Mississippi	Missouri
Baltimore	Boston	Alpena	Austin	Jackson	Cape
	New Bedford	Battle Creek	Duluth		Girardeau
		Bay City	Mankato		Columbia
		Cadillac	Minneapolis		Hannibal
		Detroit	Rochester		Jefferson City
		Flint	St. Paul		Kirksville
		Grand Rapids			Springfield
		Kalamazoo			St. Joseph
		Lansing			St. Louis
Saginaw
Traverse City
Montana	Nebraska	Nevada	New Mexico	New York
Billings	Hastings	Las Vegas	Albuquerque	Albany	North Carolina
	Kearney		Santa Fe	Binghamton	Asheville
	Lincoln			Buffalo	Charlotte
	Omaha			Elmira	Durham
				New York	Greensboro
				Rochester	High Point
				Schenectady	Raleigh
				Syracuse	Winston-Salem
Troy
Utica
Watertown
North Dakota	Ohio	Oklahoma	Oregon	Pennsylvania	Rhode Island
Bismarck	Cincinnati	Oklahoma City	Eugene	Harrisburg	Providence
Dickinson	Cleveland	Tulsa	Portland	Lancaster
Fargo	Columbus		Roseburg	Lebanon
Minot	Dayton			Philadelphia
Valley City	Lima			Pittsburgh
	Toledo			Scranton
	Youngstown			Wilkes-Barre
York

South Carolina	South Dakota	Tennessee	Texas	Utah	Virginia
Charleston	Mitchell	Chattanooga	Austin	Salt Lake City	Harrisonburg
Columbia	Rapid City	Memphis	Corpus		Lynchburg
Florence	Sioux Falls	Nashville	Christi		Newport
Greenville			Dallas		News
Myrtle Beach			Fort Worth		Norfolk
Spartanburg			Houston		Petersburg
			Lubbock		Portsmouth
			San Antonio		Richmond
			Tyler		Roanoke
Washington	Washington D.C.	West Virginia	Wisconsin	Wyoming
Seattle		Charleston	Appleton	Cheyenne
Spokane		Huntington	Eau Claire
Tacoma			Green Bay
LaCrosse
Madison
Milwaukee
Rhinelander
Superior
Wausau